Exhibit 23.2

JONES & HALEY, P.C.

750 HAMMOND DRIVE

SUITE 100, BUILDING 12

ATLANTA, GEORGIA 30328-6273

PHONE (770) 804-0500; FAX (770)-804-0509

December 18, 2019

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re: Galaxy Next Generation, Inc. – Form S-8

Gentlemen:

We have acted as counsel to Galaxy Next Generation, Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 1,000,000 shares of its common stock, par value $0.0001 per share, which are issuable pursuant to the Company’s Employees, Directors, and Consultants Stock Plan for the Year 2019-A.

We hereby consent to all references to our firm included in the Registration Statement, including the opinion of legality.

Very truly yours,

JONES & HALEY, P.C.

/s/Richard W. Jones

Richard W. Jones